Filed Pursuant to Rule 424(b)(7)
Registration No. 333-201909

EXPLANATORY NOTE
This filing under Rule 424(b)(7) is being made to amend the prior filing made by American Assets Trust, Inc. (the “Registrant”) under Rule 424(b)(7) on February 6, 2105 (the “Prior Prospectus Supplement”) to remove the inclusion of securities held by certain entities and persons listed under the caption “Selling Stockholders” and to update the information appearing under the caption “Calculation of Registration Fee” accordingly, as such securities continue to be registered under the Registrant’s Registration Statement on Form S-3 filed on February 7, 2012 (File No. 333-179412). No sales were made under the Prior Prospectus Supplement. In addition, this filing also adds 200,000 shares of the Registrant’s common stock that may possibly be resold by an additional selling stockholder named herein under the caption “Selling Stockholders.” The information below under the caption “Calculation of Registration Fee” has also been updated to reflect the inclusion of these additional shares.

CALCULATION OF REGISTRATION FEE

Title Of Securities Being Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee(4)
Common Stock, par value $.01 per share	600,000	$43.04	$25,824,000	$3,001

(1)
This prospectus supplement also includes an indeterminate number of shares which may be issued by American Assets Trust, Inc. with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)	Based upon the average of the high and low prices of our common stock reported on the New York Stock Exchange on March 26, 2015, pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

(4)
Calculated in accordance with Rule 457(a) and Rule 457(r) under the Securities Act. A registration fee of $2,047 was previously paid in connection with the filing of the Prior Prospectus Supplement. Pursuant to Rule 457(p) under the Securities Act, the $2,047 of previously paid fees have been applied to the registration fee associated with this offering and an additional $954.00 has been transmitted to the Securities and Exchange Commission in connection with the filing of this prospectus supplement.

AMENDMENT NO. 1 TO
PROSPECTUS SUPPLEMENT DATED FEBRUARY 6, 2015
(To Prospectus dated February 6, 2015)
American Assets Trust, Inc.
600,000 Shares of Common Stock
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This prospectus supplement amendment amends our prospectus supplement, dated February 6, 2015 (the “Prior Prospectus Supplement”), to our prospectus dated February 6, 2015 (“the Prospectus”) and relates to the possible resale by (i) Insurance Company of the West of 400,000 shares of common stock of American Assets Trust, Inc., a Maryland corporation (“we” or “our”) issued in a private placement on September 12, 2014 and (ii) Explorer Insurance Company of 200,000 shares of our common stock issued in a private placement on March 9, 2015. We will not receive any of the proceeds from the resale of the shares by Insurance Company of the West or Explorer Insurance Company.
You should read this prospectus supplement amendment in conjunction with the Prior Prospectus Supplement and the Prospectus. This prospectus supplement amendment is not complete without, and may not be delivered or used except in conjunction with, the Prior Prospectus Supplement and the Prospectus, including any amendments or supplements to them. This prospectus supplement amendment is qualified by reference to the Prior Prospectus Supplement and the Prospectus, except to the extent that the information provided by this prospectus supplement amendment amends or supplements information contained in the Prior Prospectus Supplement or the Prospectus.
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Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this Prospectus Supplement is March 26, 2015.

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EXPLANATORY NOTE
We are filing this amendment to the Prior Prospectus Supplement to amend the information included in the Prior Prospectus Supplement under the caption “Selling Stockholders” to remove the inclusion of securities held by certain entities and persons, as such securities continue to be registered under our Registration Statement on Form S-3 filed on February 7, 2012 (File No. 333-179412). No sales were made under the Prior Prospectus Supplement. In addition, this amendment also adds the 200,000 shares of our common stock that may possibly be resold by Explorer Insurance Company.
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The section entitled “Selling Security holders” in the prospectus is hereby supplemented by the following, which amends and restates the information contained under the caption “Selling Stockholder” in the Prior Prospectus Supplement as follows:
SELLING STOCKHOLDERS
The “selling stockholders” are the entities who may sell shares of our common stock registered pursuant to this prospectus supplement, and the accompanying prospectus. The following table provides the names of the selling stockholders and the number of shares of our common stock currently held by such selling stockholders. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus supplement or that the selling stockholders will own upon completion of the offering to which this prospectus supplement relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Restrictions on Ownership and Transfer” in the accompanying prospectus.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus supplement:

Name of Beneficial Owner	Common Shares Owned Prior to Resale	Maximum Number of Shares to be Resold	Common Shares Owned After Resale(1)
			Number	%
Insurance Company of the West(2)	479,339	400,000	79,339	*
Explorer Insurance Company (3)	200,000	200,000	-	*
Total	679,339	600,000	79,339

*	Less than 1.0 percent.

(1)
Assumes that the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus supplement. Based on a total of 43,567,365 shares of our common stock outstanding as of February 20, 2015.

(2)
Ernest Rady is chairman of Insurance Company of the West and has the voting and dispositive power of its shares of common stock. Mr. Rady is our executive chairman and owns more than 10% of our outstanding common stock.

(3)
Ernest Rady is chairman of Explorer Insurance Company and has the voting and dispositive power of its shares of common stock. Mr. Rady is our executive chairman and owns more than 10% of our outstanding common stock.